July 26, 2005
Ivanhoe Energy Appoints Brian Downey to its Board of Directors
VANCOUVER, Canada — Ivanhoe Energy Inc. (NASDAQ: IVAN and TSX: IE, IE.U) has appointed Brian Downey to the company’s board of directors. Mr. Downey, a Certified Management Accountant, also will serve as the chair of the board’s audit committee.
“We are pleased to welcome Mr. Downey to our board,” said David Martin, Ivanhoe Energy’s Chairman. “With his background and experience he brings significant financial expertise to Ivanhoe Energy’s board of directors.”
From 1986 to 1995 Mr. Downey was President and CEO of Credit Union Central of Canada, the national trade association and national liquidity facility for all credit unions in Canada. Today, its 539 credit unions and affiliated caisses populaires have combined assets of over $78 billion and serve almost 5 million members. Mr. Downey went on to become a partner and the CEO of Lending Solutions, Inc. a full-service loan call centre located in the U.S. whose clients are primarily U.S. and Canadian financial institutions.
Ivanhoe Energy is an independent international oil and gas exploration and development company building long-term growth in its reserve base and production. Core operations are in the United States and China, with business development opportunities worldwide. Ivanhoe Energy is a leader in technologically innovative methods designed to significantly improve the company’s reserve base and production, including the upgrading of heavy oil to light oil, state-of-the-art drilling techniques, enhanced oil recovery (EOR) and the conversion of natural gas to liquids (GTL).
Ivanhoe Energy trades on the NASDAQ SmallCap market with the ticker symbol IVAN and on the Toronto Stock Exchange (TSX) with the symbol IE. On the TSX, Ivanhoe Energy is listed and traded in both Canadian and U.S. dollars. The U.S. dollar trading symbol on the TSX is IE.U.

Information contacts:
All locations:	Cindy Burnett 1-604-688-8323 (North America)
In Asia:	Patrick Chua 86-1370-121-2607 / 852-9193-4056
Website:	www.ivanhoe-energy.com